Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
Marc S. Goldfarb	Erica Pettit / Leigh Parrish
Senior Vice President & General Counsel	General Information
201-405-2454	212-850-5600
FOR IMMEDIATE RELEASE
KID BRANDS, INC. REPORTS SECOND QUARTER 2010 RESULTS
Net Sales Increase 13.3%; Comparable Net Income Increases 16.6%
Company Raises 2010 Outlook
Wayne, N.J. — August 5, 2010 — Kid Brands, Inc. (NYSE: KID) today reported financial results for the three months ended June 30, 2010 (“Q2 2010”).
Summary Results

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
(in millions, except per share data)	2010	2009	Change	2010	2009	Change
Net sales	$67.9	$60.0	13.3%	$129.4	116.2	11.3%
Net income (loss)	$4.5	($5.7)	N/A	$7.9	($4.4)	N/A
Net income (loss) per diluted share	$0.20	($0.26)	N/A	$0.36	($0.20)	N/A
Adjusted net income*	$4.5	$3.8	16.6%	$7.9	$5.2	53.5%
Adjusted net income per diluted share*	$0.20	$0.18	11.1%	$0.36	$0.24	50.0%

*
“Adjusted net income” and “Adjusted net income per diluted share” for the three and six months ended June 30, 2009 are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the table at the end of this release. No adjustments were made to the reported net income for the three and six months ended June 30, 2010.

“Our second quarter performance reflects the excellent progress we are achieving against our strategic growth plans,” commented Bruce G. Crain, Chief Executive Officer and President. “With double-digit top- and bottom-line growth, we generated the highest quarterly sales level on a comparable basis for our infant and juvenile business. Our focus on creating innovative and design-led products allowed us to further strengthen our position in our core markets and capture additional market share by expanding our presence in several new or developing channels, including certain mass merchandisers. Whether working individually or collaboratively, we believe that each of our businesses has continued to provide new product programs at a range of price points that appeal to both retailers and consumers, especially in a retail environment that remains challenging. We also maintained our focus on carefully managing discretionary expenses and working capital, and used our substantial cash flow to pay down debt, which further reduced the applicable interest rates under our credit facility.”
Second Quarter 2010 Results
Net sales for Q2 2010 increased 13.3% to $67.9 million, compared to $60.0 million for the three months ended June 30, 2009 (“Q2 2009”). This increase was primarily the result of strong growth at LaJobi, particularly in its licensed Graco® collection, as well as growth in Sassy programs, which included the successful launch of a licensed Garanimals® product line at Walmart.
Gross profit was $20.7 million, or 30.5% of net sales, for Q2 2010, as compared to $19.0 million, or 31.6% of net sales, for Q2 2009. In absolute terms, gross profit increased as a result of the increase in net sales. Gross profit margins decreased somewhat as a result of: (i) continued strong sales growth of LaJobi’s nursery furniture programs, which typically generate lower gross margins than our other subsidiaries; (ii) increased sales of licensed products, which tend to have lower margins as a result of royalties recorded in cost of goods sold; (iii) a shift in product mix; and (iv) increased freight costs. The decline in gross profit margins was partially offset by strong margin gains at CoCaLo and some margin improvement at Kids Line.
Selling, general and administrative expense was $12.8 million, or 18.9% of net sales, for Q2 2010 compared to $11.4 million, or 19.0% of net sales, for Q2 2009. SG&A expense decreased slightly as a percentage of sales primarily as a result of expense leverage due to sales growth and management’s continued focus on controlling discretionary expenses, partially offset by recent investments in additional product development, marketing and operational resources to drive future growth. In absolute terms, the increase in SG&A expense was primarily a function of increased variable costs associated with higher sales. In addition, in Q2 2009, we recorded a non-cash charge to income (loss) from operations in an aggregate amount of $15.6 million related to the sale of our former gift business in December 2008 (the “Gift Impairment Charge”).
Other expense was $0.8 million for Q2 2010, as compared to $1.5 million for Q2 2009. The decrease of approximately $0.7 million was primarily due to lower interest costs as the Company used cash flow to repay debt. This reduced outstanding borrowings and enabled us to lower our applicable interest rates.
Income before income tax provision was $7.1 million for Q2 2010, as compared to a loss before income tax benefit of $9.5 million for Q2 2009, primarily as a result of the items described above.
The income tax provision for Q2 2010 was $2.6 million, as compared to an income tax benefit of $3.9 million in Q2 2009, with the Q2 2009 tax benefit due largely to the Gift Impairment Charge. The Company’s effective tax rate was approximately 37% and 40% for Q2 2010 and Q2 2009, respectively.

As a result of the foregoing, net income for Q2 2010 was $4.5 million, or $0.20 per diluted share, compared to a net loss of $5.7 million, or ($0.26) per diluted share, for Q2 2009. Excluding the $15.6 million Gift Impairment Charge and related tax effects from Q2 2009, the comparable non-GAAP adjusted net income for the prior year’s quarter was $3.8 million, or $0.18 per diluted share. There were no adjustments to reported net income for Q2 2010.
At June 30, 2010, outstanding bank debt was $66.5 million, which reflects the repayment of approximately $7.8 million of bank debt in Q2 2010 and $64.6 million of debt repayment since the credit facility commenced on April 2, 2008.
2010 YTD Period
Net sales for the six months ended June 30, 2010 (the “2010 YTD Period”) increased 11.3% to $129.4 million, as compared to net sales of $116.2 million for the six months ended June 30, 2009 (the “2009 YTD Period”).
Net income for the 2010 YTD Period was $7.9 million, or $0.36 per diluted share, compared to a net loss of $4.4 million, or ($0.20) per diluted share, for the 2009 YTD Period. Excluding the $15.6 million Gift Impairment Charge and related tax effects from the 2009 YTD Period, the comparable non-GAAP adjusted net income for the 2009 YTD Period was $5.2 million, or $0.24 per diluted share. There were no adjustments to reported net income for the 2010 YTD Period.
2010 Outlook
Based on management’s current macroeconomic outlook and strategic plans and assumptions, as well as the Company’s performance during the 2010 YTD Period, the Company is increasing its performance outlook for fiscal year 2010. For the full year 2010, the Company currently anticipates that:
•	net sales will grow to at least $267 million, as compared to actual net sales of $244 million for the full year 2009; and

•
net income will grow to at least $0.71 per diluted share, as compared to non-GAAP adjusted net income of $0.57 per diluted share for the full year 2009. This outlook continues to assume taxes at a rate of 39%.

Previously, the Company had disclosed anticipated full year 2010 net sales of at least $256 million and net income of at least $0.67 per diluted share.
The Company continues to anticipate that it will reduce its outstanding bank debt by at least $20 million for the full year 2010, primarily with cash flow generated from operations, while also investing in working capital to support its growth.
Mr. Crain concluded, “We continue to be very encouraged by the strength of our business model and the depth of our relationships with our retailer partners. Despite a consumer environment that remains challenged and birth rates that, while still strong and steady, have not returned to peak pre-recession levels, the infant and juvenile industry remains attractive based on its recession resistance, strong demographics and limited seasonality. In addition, we continue to experience robust new product program placements and performance across all of our businesses, and believe we are capturing market share in our core markets. While we are encouraged by our top line and other operational successes, it will be critical that we also maintain our excellence in managing expenses, as we anticipate that product and freight cost pressures will escalate over the next several quarters. We are pleased with our progress to date and, based on our current expectations, we believe we are well positioned to achieve our sales and earnings performance goals and continue to build favorable momentum for 2011 and beyond.”
Conference Call Information
The conference call, which will be held at 10:00 a.m. ET today, August 5, 2010, may be accessed by dialing 800-254-5933, or 973-409-9255, access code: 90975009. Additionally, a webcast of the call can be accessed at www.kidbrandsinc.com, www.earnings.com, or http://phx.corporate-ir.net/playerlink.zhtml?c=114140&s=wm&e=3256272, and will be archived online shortly after the conference call for 90 days. A replay of the call will be available through August 12, 2010, by dialing 800-642-1687 or 706-645-9291, access code: 90975009.
Non-GAAP Information
In this release, certain financial measures for Q2 2009 and the 2009 YTD Period are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “Adjusted net income” and “Adjusted net income per diluted share” for each of Q2 2009 and the 2009 YTD Period are non-GAAP financial measures.
Adjusted net income is defined as net income plus/minus certain special items, after giving effect to the tax impact of such items. Adjusted net income and Adjusted net income per diluted share for each of Q2 2009 and the 2009 YTD Period exclude the Gift Impairment Charge and give effect to the related tax benefits associated therewith by applying an assumed 39% effective tax rate. In addition, adjusted net income per diluted share for Q2 2009 and the 2009 YTD Period also includes an adjustment to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation used to determine net loss per diluted share, as reported for such periods, because the Company was in a net loss position for such periods, and the inclusion of such shares would have been anti-dilutive).
These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, we believe that the non-GAAP measures presented in this release are useful to investors as they enable the Company and its investors to evaluate and compare our results from operations and cash resources generated from our business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by our chief operating decision makers to measure our performance. These non-GAAP financial measures result largely from our management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of our business. As a result, the non-GAAP financial measures presented by us in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to this press release.
Kid Brands, Inc.
Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.
The Company’s operating business is composed of four wholly-owned subsidiaries: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these subsidiaries, the Company designs and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and decor (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products pursuant to various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrandsinc.com.
Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, as updated in the Company’s Prospectus Supplement, filed on June 11, 2010 pursuant to Rule 424(b) of the Securities Act of 1933, as amended. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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KID BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$67,921	$59,966	$129,395	$116,244

Cost of sales	47,215	41,013	90,021	80,676

Gross profit	20,706	18,953	39,374	35,568

Selling, general and administrative expenses	12,810	11,388	24,823	23,617

Impairment and valuation reserve	—	15,620	—	15,620

Operating income (loss)	7,896	(8,055)	14,551	(3,669)

Other (expense) income:
Interest expense, including amortization and Write-off of deferred financing costs	(883)	(1,714)	(2,064)	(3,893)
Interest and investment income	4	5	7	10
Other, net	40	224	265	203

	(839)	(1,485)	(1,792)	(3,680)

Income (loss) from operations before income tax (benefit) provision	7,057	(9,540)	12,759	(7,349)

Income tax (benefit) provision	2,581	(3,851)	4,815	(2,996)

Net income (loss)	$4,476	$(5,689)	$7,944	$(4,353)

Basic earnings (loss) per share:	$0.21	$(0.26)	$0.37	$(0.20)

Diluted earnings (loss) per share:	$0.20	$(0.26)	$0.36	$(0.20)

Weighted average shares:
Basic	21,545,000	21,370,000	21,546,000	21,369,000

Diluted	22,028,000	21,370,000	21,920,000	21,369,000

KID BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Dollars in Thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009

Cash and cash equivalents	$2,844	$1,593
Accounts receivable, net	43,089	42,940
Inventories, net	37,565	37,018
Other current assets	3,549	5,798
Long-term assets	114,475	119,529

Total assets	$201,522	$206,878

Short-term debt	$19,488	$28,633
Other current liabilities	32,065	29,734
Long-term liabilities	49,865	57,417

Total liabilities	101,418	115,784

Shareholders’ equity	100,104	91,094

Total liabilities and shareholders’ equity	$201,522	$206,878

KID BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Except for Share and Per Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
To arrive at Adjusted net income and Adjusted net income per diluted share(1):
Net income (loss), as reported	$4,476	$(5,689)	$7,944	$(4,353)
Add: Gift Impairment Charge in 2009 periods	—	15,620	—	15,620
Less: Tax impact of Gift Impairment Charge (using assumed 39% effective rate)	—	(6,092)	—	(6,092)

Adjusted net income	$4,476	$3,839	$7,944	$5,175

Adjusted net income per diluted share	$0.20	$0.18	$0.36	$0.24

Weighted-average diluted shares outstanding, as reported(1)	22,028,000	21,370,000	21,920,000	21,369,000
Weighted-average diluted shares outstanding, as adjusted(1)	22,028,000	21,630,000	21,920,000	21,576,000

(1)
The adjustments to net income in Q2 2009 and the 2009 YTD Period were not applicable for Q2 2010 and the 2010 YTD Period, and as a result, no adjustments to net income, as reported, have been made for such periods, which are shown in the “adjusted” row in the table above for comparative purposes only. We believe this comparison enables the Company’s investors to evaluate and compare the Company’s results in a more meaningful and consistent manner (by excluding specific items from appropriate periods which are not reflective of ongoing operating results). For Q2 2009 and the 2009 YTD Period, the Company was in a net loss position on a reported (GAAP) basis and, accordingly, the weighted-average diluted shares outstanding excluded certain shares underlying in-the-money stock appreciation rights because inclusion of such shares would have been anti-dilutive. In the computation of “Adjusted net income per diluted share” for Q2 2009 and the 2009 YTD Period, however, such shares were included.